Exhibit 99.1

[LOGO OF TRIKON TECHNOLOGIES]

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS THE DEPARTURE OF JIHAD KIWAN AS

PRESIDENT AND CHIEF EXECUTIVE OFFICER

NEWPORT, Wales, United Kingdom, March 10, 2004 — Trikon Technologies, Inc. (Nasdaq: TRKN) today reported that Dr Jihad Kiwan, CEO and president has departed.

“Jihad has been with the Company through a very challenging period of the semi equipment cycle,” said Dr Chris Dobson, Trikon’s Chairman. “We wish him every success.”

Dr John Macneil will assume the position of acting CEO and will be assisted by a newly formed Executive Committee of the Board consisting of Nigel Wheeler and Richard Conn.

Dr Macneil received his doctorate for solid state physics research and later obtained an MBA from the University of Cardiff. He has gained an intimate knowledge of Trikon’s products and business during his eight years with the Company as vice president of engineering and more recently as chief technology officer. Dr Dobson said, “At this time John is the ideal man to fill the gap left by Jihad Kiwan’s departure.”

About Trikon Technologies

Trikon Technologies, Inc. designs, manufactures and services advanced production equipment used to manufacture silicon integrated circuits, compound semiconductor devices and circuits and optical waveguides. These circuits and devices are key components in most advanced electronic products, such as telecommunications devices, consumer and industrial electronics and computers. More details may be found at Trikon’s website www.trikon.com.

Trikon Technologies Contacts

Corporate contact:                  Carl Brancher

+44 (0) 1633-414111  carl.brancher@trikon.com

US Investor Relations contact:     Allan Jordan / Mark Jones at The Global Consulting Group

+1 646-284-9400    ajordan@hfgcg.com